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                    T. ROWE PRICE INTERNATIONAL FUNDS, INC.

                             ARTICLES SUPPLEMENTARY
                          CLASSIFYING AUTHORIZED STOCK


     T. Rowe Price International Funds, Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article Fifth of the Charter of the Corporation, the Board of Directors has duly classified a number of shares of its unissued Common Stock (determined in connection with the SECOND paragraph below) into three (3) new classes of Common Stock to be designated the T. Rowe Price International Stock Fund-R Class, T. Rowe Price International Growth & Income Fund-Advisor Class, and T. Rowe Price International Growth & Income Fund-R Class.

     SECOND: After giving effect to the foregoing classification, the Board of Directors has heretofore duly divided and classified an aggregate of 2,000,000,000 shares of the unissued Common Stock of the Corporation into the following series and classes on the dates indicated in the parentheses following the names of the respective series and classes: T. Rowe Price International Stock Fund (September 13, 1979), T. Rowe Price International Bond Fund (July 15,
1986), T. Rowe Price International Discovery Fund (October 31, 1988), T. Rowe Price European Stock Fund (January 5, 1990), T. Rowe Price New Asia Fund (July 18, 1990), T. Rowe Price Global Bond Fund (October 15, 1990), T. Rowe Price Japan Fund (October 18, 1991), T. Rowe Price Latin America Fund (November 4,
1993), T. Rowe Price Emerging Markets Bond Fund (November 3, 1994), T. Rowe Price Emerging Markets Stock Fund (January 26, 1995), T. Rowe Price Global Stock Fund (October 11, 1995), T. Rowe Price International Growth & Income Fund (December 1, 1998), T. Rowe Price International Stock Fund-Advisor Class and T. Rowe Price International Bond Fund-Advisor Class (March 24, 2000), T. Rowe Price Emerging Europe & Mediterranean Fund (April 28, 2000), and T. Rowe Price International Stock Fund-R Class, T. Rowe Price International Growth & Income Fund-Advisor Class, and T. Rowe Price International Growth & Income Fund-R Class (__________________, 2002). Each such series and/or class shall consist, until further changed, of the lesser of (x) 2,000,000,000 shares or (y) the number of shares that could be issued by issuing all of the shares of any series and/or class currently or hereafter classified less the total number of shares then issued and outstanding in all of such series and/or class. All shares of each series have the powers, preferences, other special rights, qualifications, restrictions, and limitations set forth in the Charter. The Board of Directors also has provided for the issuance of the shares of each such series.

                  (1) Expenses uniquely related to the shares of Common
               Stock of the T. Rowe Price International Stock Fund-R Class, T. Rowe Price International Growth & Income Fund-Advisor Class, and T. Rowe Price International Growth & Income Fund-R Class (including, without limitation, distribution expenses under a Rule 12b-1 plan and administrative expenses under an administration or service


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               agreement, plan or other arrangement, however designated)
               shall be borne by that Class, and shall be appropriately reflected (in the manner determined by the Board of Directors) in the net asset value, dividends, distribution and liquidation rights of the shares of that Class, all as the Board of Directors may determine by resolution from time to time, and shall be described in the prospectus or statement of additional information for such Class as and to the extent required by the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

                  (2) As to any matter with respect to which a separate vote of any Class is required by the Investment Company Act (including, without limitation, approval of any plan, agreement or other arrangement referred to in subsection
               (1) above), such requirement as to a separate vote by that Class shall apply in lieu of any voting requirements established by the Maryland General Corporation Law. As to any matter which does not affect the interest of the
               T. Rowe Price International Stock Fund-R Class, T. Rowe Price International Growth & Income Fund-Advisor Class, and T. Rowe Price International Growth & Income Fund-R Class of Common Stock, only the holders of shares of the affected Class or Classes shall be entitled to vote.

     THIRD:
The shares aforesaid have been duly classified by the Board of Directors pursuant to authority and power contained in the Charter of the Corporation. These Articles Supplementary do not increase the aggregate authorized capital stock of the Corporation.




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     IN WITNESS WHEREOF, T. Rowe Price International Funds, Inc. has caused these Articles to be signed in its name and on its behalf by its Vice President and witnessed by its Secretary on _________________, 2002.

WITNESS:                    T. ROWE PRICE INTERNATIONAL FUNDS, INC.


__________________________         By: _______________________________
Patricia B. Lippert, Secretary      Henry H. Hopkins, Vice President


     THE UNDERSIGNED, Vice President of T. Rowe Price International Funds, Inc., who executed on behalf of the Corporation Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.



                                         ______________________________
                                         Henry H. Hopkins, Vice President